UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NETLIST, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4812784
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

175 Technology, Suite 150 Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series A Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC (NASDAQ Capital Market)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:
Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:
None

Item 1.       Description of Registrant’s Securities to be Registered.

On April 17, 2017, Netlist, Inc. (the “Company”) entered into a rights agreement (the “Rights Agreement”) with Computershare Trust Company, N.A., as rights agent. In connection with the adoption of the Rights Agreement and pursuant to its terms, the Company’s Board of Directors (the “Board”) authorized and declared a dividend of one right (each, a “Right”) for each outstanding share of the Company’s common stock, par value $0.001 per share (“Common Stock”), to stockholders of record at the close of business on May 18, 2017 (the “Record Date”), and authorized the issuance of one Right for each share of Common Stock issued by the Company (except as otherwise provided in the Rights Agreement) between the Record Date and the Distribution Date (as defined below).

Each Right entitles the registered holder, subject to the terms of the Rights Agreement, to purchase from the Company, when exercisable and subject to adjustment, one unit consisting of one one-thousandth of a share (a “Unit”) of Series A Preferred Stock, par value $0.001 per share (the “Preferred Stock”), at a purchase price of $6.56 per Unit, subject to adjustment.  The Rights may have certain anti-takeover effects, as they may cause substantial dilution to any person or group that attempts to acquire the Company or a significant ownership position in the Company without the approval of the Board.  As a result, the overall effect of the Rights may be to make it more difficult to complete a merger, tender offer or other business combination or acquisition of the Company or its Common Stock that is not supported by the Board.

In connection with the adoption of the Rights Agreement, the Board approved a Certificate of Designation of the Series A Preferred Stock (the “Certificate of Designation”) setting forth the rights, preferences and limitations of the Preferred Stock. The Company filed the Certificate of Designation with the Secretary of State of the State of Delaware on April 17, 2017.

The terms of the Rights and a description thereof are set forth in the Rights Agreement, which is filed as Exhibit 4.1 to the Current Report on Form 8-K filed by the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on April 17, 2017 and is incorporated into this Item 1 by reference. The rights, preferences and limitations of the Preferred Stock are set forth in the Certificate of Designation, which is filed as Exhibit 3.1 to the Current Report on Form 8-K filed by the Company under the Exchange Act on April 17, 2017 and is incorporated into this Item 1 by reference.

The descriptions of the Rights, the Rights Agreement and the Preferred Stock set forth under Items 1.01 and 5.03 of the Current Report on Form 8-K filed by the Company under the Exchange Act on April 17, 2017 are incorporated herein by reference.

Item 2.       Exhibits.

Exhibit
Number	Description
3.1	Certificate of Designation of the Series A Preferred Stock of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 17, 2017).
4.1

Rights Agreement, dated as of April 17, 2017, by and between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 17, 2017).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NETLIST, INC.

Date: April 17, 2017	By:	/s/ Gail M. Sasaki
Gail M. Sasaki
Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit
Number	Description
3.1	Certificate of Designation of the Series A Preferred Stock of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 17, 2017).
4.1

Rights Agreement, dated as of April 17, 2017, by and between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 17, 2017).